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                                                                    Exhibit 10.1


                              SEPARATION AGREEMENT

         The following sets forth the terms of a Separation Agreement between Howard Balter ("HB") and Net2Phone, Inc. ("N2P") and is intended to be binding on the parties hereto ("Separation Agreement").

         1. Resignation: HB resigned as the Chief Executive Officer and as a member of the Board of Directors of N2P, effective October 23, 2001 ("Resignation Date"). HB agrees to resign as a member of the Board of Directors of Adir Technologies, Inc. ("Adir") and from the Board of Directors of any other subsidiary or affiliate of N2P, immediately upon the execution of this Separation Agreement.

         2. Consulting Services: HB will provide the equivalent of one (1) eight (8) hour day per week of consulting services to N2P, and/or as directed by N2P, to Adir, for a 15-month period commencing on the Resignation Date. N2P will reimburse HB for direct, out-of-pocket expenses incurred by HB relating to any overnight travel requested by N2P or Adir.

         3. Waiver: Other than with respect to his rights under this Separation Agreement, HB waives all claims, and releases and forever discharges and covenants not to sue or proceed on the basis of any claims, against N2P, and its subsidiaries and affiliates, including Adir, arising from his employment, including his right to a $750,000 severance payment and any other rights arising under his employment agreement with N2P. Other than with respect to its rights under this Separation Agreement, N2P and its subsidiaries and affiliates, including Adir, waive all claims and release and forever discharge and covenant not to sue or proceed on the basis of any claims, against HB arising from his employment, including any of its rights arising under his employment agreement with N2P.

         4. Non-Compete: HB acknowledges that (i) N2P, its subsidiaries and affiliates, including Adir (for purposes of paragraphs 4, 5 and 6, "N2P") are currently engaged in the Internet telephony business, (ii) his work for N2P has provided him with access to trade secrets of and confidential information concerning N2P, and (iii) the agreements and covenants contained in this Separation Agreement are essential to protect the business and goodwill of N2P. Accordingly, HB covenants and agrees that during the Restricted Period (defined below), HB shall not (1) be employed in any capacity by, or consult with or engage or participate in any fashion in the Internet telephony business (a "Competitive Business") on his own behalf or on behalf of any person or entity, and HB shall not acquire a financial interest in any Competitive Business (except for publicly traded equity interests that do not exceed five percent (5%) in the aggregate of all classes of equity of any such Competitive Business) or (2) directly or indirectly solicit or encourage any employee of N2P or any of its subsidiaries or affiliates to leave the employment of N2P. For purposes hereof, the "Restricted Period" shall be the 21/2year period commencing on the Resignation Date.

         5. Confidential Information. During the term of this Separation Agreement and at all times thereafter, HB agrees that he will not divulge to anyone (other than N2P or any persons employed or designated by N2P) any knowledge or information of a confidential or proprietary nature relating to the business of N2P or any of its subsidiaries or affiliates, including, without limitation, all trade secrets (unless readily ascertainable from public or published information or trade sources) and confidential commercial information, and HB further agrees not to disclose, publish or make use of any such knowledge or information without the consent of N2P.

         6. Enforcement. HB acknowledges and agrees that N2P will have no adequate remedy at law, and could be irreparably harmed, if HB breaches or threatens to breach any of the provisions of paragraphs 4 and 5 of this Separation Agreement. HB agrees that N2P shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of paragraphs 4 and 5, and to specific performance of each of the terms of this paragraph in addition to any other legal or equitable remedies that N2P may have. HB further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of paragraphs 4 and 5, raise the defense that N2P has an adequate remedy at law.


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         7.       Stock and Stock Options:

                  Rescission of Exercise. HB's 1/01 Option exercise with respect to 142,980 shares is hereby rescinded and N2P agrees to honor such rescission for all purposes, including income tax reporting. HB shall return to N2P the shares acquired upon such exercise. N2P shall return the aggregate exercise price of $476,123 and HB will continue to hold the Option with respect to such shares. Upon the completion of the first 3 months of the consulting period described in paragraph 2 hereof, N2P will reprice such Option at $0.01 per share. HB acknowledges that N2P's obligations to repay $476,123 has been satisfied by the N2P payment of $500,000 to HB as of the Resignation Date and, immediately upon fully execution of this Separation Agreement, HB shall repay $23,877 to N2P.

                  Repricing and Forfeiture. HB was previously granted an Option to purchase 223,500 shares of N2P on 7/28/99 at $15 per share and an Option to purchase 500,000 shares of N2P on 8/2/00 at $25 per share. Upon the completion of the first 3 months of the consulting period described in paragraph 2 hereof, N2P will reprice the Options to purchase 580,520 shares at $0.01 per share and will amend such Options with respect to such shares so that they are fully vested and exercisable as of such date and the parties hereto mutually agree that such Options with respect to such 580,520 shares shall be automatically exercised as of such date for shares of N2P. Any remaining shares subject to such Options will lapse as of the date of the repricing.

         8. Adir Stock: Upon the completion of the first 3 months of the consulting period set forth in paragraph 2 hereof, N2P or Adir will purchase the 937 Shares of Adir Stock owned by HB and HB will transfer such shares to N2P or Adir, as the case may be, free and clear of any and all liens and encumbrances (other than liens and encumbrances of N2P or Adir), for $2.365 million, with the proceeds to be applied toward repayment of HB's Debt as set forth in paragraph 10 hereto. N2P shall indemnify and defend HB from any liability arising from such purchase and sale.

         9. Charitable Contribution: IDT, or a foundation established by it, will make a $1.250 million charitable contribution to a foundation or charities designated by HB. Such contribution will be made in $416,667 installments, with the first installment to be made within fifteen (15) days of the date of this Separation Agreement, and the second and third installments to be made on the first and second anniversaries of the date of this Separation Agreement.

         10. Loan Forgiveness: HB has the following loans outstanding to N2P and Adir: (1) a loan from N2P with an initial principal amount of $1,447,260, (2) a loan from N2P with an initial principal amount of $2 million, (3) a loan from Adir with an initial principal amount of $163,975 and (4) miscellaneous loans and advances in the aggregate amount of $750,000. In addition, N2P has guaranteed the repayment of $5 million borrowed by HB from Safra Bank. N2P shall repay such $5 million Safra loan on behalf of HB, (the repaid Safra loan and HB's guarantee thereof, together with the other loans set forth in the preceding sentence, and all accrued interest on such loans, the "Debt"). Upon the completion of the first 3 months of the consulting period described in paragraph 2 hereof, N2P and Adir will forgive and waive $2 million worth of the Debt. Upon the completion of 15 months of the consulting period described in paragraph 2 hereof, N2P and Adir will forgive and waive any of the remaining Debt. Such Debt forgiveness and waiver shall be accelerated upon change in control of N2P (as defined in N2P's 1999 Stock Option and Incentive Plan) occurring after the date of this Separation Agreement.

         11. Insurance: For a 2-year period commencing on the Resignation Date, N2P will continue to provide HB and his dependents, at its sole cost, with the medical and dental insurance coverage, or equivalent coverage, as was provided immediately prior to the Resignation Date.

         12. Car Allowance: For a 2-year period commencing on the Resignation Date, N2P will continue to provide HB with an auto allowance for one (1) auto consistent with the allowance provided to him immediately prior to the Resignation Date. HB shall immediately return both automobiles provided to him by N2P, or affect a full assignment and assumption of the leases associated with such automobiles within fifteen (15) days from the date this Separation Agreement is fully executed. HB shall indemnify and defend N2P with respect to any such assignment and assumption of the auto leases.

         13. Company Property: At the completion of the term of consulting period described in paragraph 2 hereof, HB shall return all property of N2P and Adir, including computer equipment, cell phone, PDA, etc.

         14. Disclosure: The parties mutually agree not to disclose the terms and conditions of this Separation Agreement, except that N2P shall have the right to make such disclosures as reasonably required by law in the opinion of its legal counsel. Notwithstanding the foregoing, HB and N2P may disclose such terms to their respective legal and financial advisors and HB may disclose such terms to his immediate family members.

         15. Miscellaneous: Effective upon the Resignation Date, N2P will release HB from his status as an SEC reporting person. Notwithstanding the foregoing, HB remains fully and solely responsible for compliance with all requirements of all Federal and State securities laws in connection with the disposition of his shares of N2P and will indemnify N2P from any liabilities arising out of his disposition of any of such shares in violation of any of such laws. N2P agrees to provide HB all rights of indemnification and all director's and officer's insurance coverage in affect, relating to the period of time HB served as a director and officer of N2P, to the fullest extent permitted by law and by its Certificate of Incorporation and By-laws, as in effect on the Resignation Date.


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         16.      Entire Agreement/Amendment: This Separation Agreement contains the entire understanding of the parties with respect to the subject matter hereof and, except as specifically provided herein (including, without limitation HB's rights to Options pursuant to paragraph 7 hereof), cancels and supersedes any and all other agreements between the parties with respect to the subject matter hereof. Any amendment or modification of this Separation Agreement shall not be binding unless in writing and signed by the parties hereto.

         17. Successors and Assigns: This Separation Agreement shall be binding upon and shall inure to the benefit of N2P, its successors, affiliates and any person or other entity that succeeds to all or substantially all of the business, assets or property of N2P. To the extent not otherwise provided by application of law, N2P will require any successor (whether direct or indirect, by purchase, merger, consolidation, transfer or otherwise) to all or substantially all of the business, assets or property of N2P, to expressly assume and agree to perform the obligations of N2P under this Separation Agreement in the same manner and to the same extent that N2P is required to perform hereunder. As used in this Agreement, "N2P" shall mean N2P as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this paragraph 17 or which otherwise becomes bound by all the terms and provisions of this Separation Agreement by operation of law. Except as provided by the foregoing provisions of this paragraph 17, any assignment of this Separation Agreement, or any part hereof, by N2P shall not relieve N2P of its obligations under paragraphs 7 through 10.

                  This Separation Agreement and all rights of HB hereunder shall inure to the benefit of and be enforceable by the HB's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If HB should die while any amounts are due and payable to HB hereunder, all such amounts, unless otherwise provided herein, shall be paid to HB's designated beneficiary or, if there is no such designated beneficiary, to the legal representatives of HB's estate. This Separation Agreement is personal in nature and the obligations of HB hereunder are not be assignable to any person.

         18. Severability/No Waiver: In the event that any provision of this Separation Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Separation Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Separation Agreement. The failure of a party to insist upon strict adherence to any term of this Separation Agreement or any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Separation Agreement.

         19. Notices: All notices which may be necessary or proper for either N2P or HB to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by overnight courier, to HB at:

                                    Howard Balter
                                    1024 Reads Lane
                                    Far Rockaway, New York 11691

                  with a copy to:

                                    Joel I. Krasnow, Esq.
                                    Dewey Ballantine LLP
                                    1301 Avenue of the Americas
                                    New York, New York 10019


                  ; and, shall be sent in the manner described above to the Secretary of N2P at its principal executives offices at:

                                    520 Broad Street
                                    Newark New Jersey  07102

                  with a copy to:   General Counsel


                  Any party may by like notice to the other party change the address at which he or they are to receive notices hereunder.


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         20.      Governing Law: This Separation Agreement shall be governed by and enforceable in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflict of laws thereof and the resolution of any dispute relating to this Separation Agreement shall be venued within the State of New Jersey.

         21. Counterparts: This Separation Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.




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         IN WITNESS WHEREOF, the parties have hereunto set their hands and seals to the Separation Agreement between Howard Balter and Net2Phone, Inc. on this 26th day of November 2001.


WITNESS OR ATTEST:                            Howard Balter:


    /S/ Glenn Williams                            /s/ Howard Balter
----------------------------                  ---------------------------------



WITNESS OR ATTEST:                            Net2Phone, Inc.


    /S/ Glenn Williams                        By:   /S/ James Courter
----------------------------                     -------------------------------



WITNESS OR ATTEST:                            Solely with respect to Section 9
                                              hereof, IDT, Inc.


   /S/ Glenn Williams                         By:   /S/ James Courter
----------------------------                     -------------------------------



WITNESS OR ATTEST:                            Solely with respect to paragraphs
                                              3, 8 and 10 hereof, Adir
                                              Technologies, Inc.


   /S/ Debbie Greenblatt                      By:   /S/ David Greenblatt
----------------------------                     -------------------------------







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